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                                                                    EXHIBIT 12.1


                             GLOBAL INDUSTRIES LTD.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                                                                                                      SIX
                                                                                                     NINE MONTHS     MONTHS
                                                                 FISCAL YEAR ENDED                      ENDED        ENDED
                                                                     MARCH 31,                       DECEMBER 31,   JUNE 30,
                                                    1995         1996        1997         1998         1998(1)        1999
                                                 ----------   ----------   ----------   ----------   ----------   ----------
Net pre-tax income ..........................   $   29,823   $   28,428   $   45,875   $   89,339   $   64,244   $    2,078
Fixed charges:
   Interest expense, including debt
   issue amortization .......................          186          185        1,369        2,356        6,886        5,815
   Capitalized interest .....................          900        1,700        2,600        4,000        2,600        1,543

   Interest portion of rent expenses ........   $      149   $      220   $      241   $      408   $      392   $      224
                                                ----------   ----------   ----------   ----------   ----------   ----------

TOTAL FIXED CHARGES .........................     $   1235   $    2,105   $    4,210   $    6,764   $    9,878   $    7,582
                                                ==========   ==========   ==========   ==========   ==========   ==========
EARNINGS BEFORE FIXED
CHARGES .....................................   $   31,058   $   30,533   $   50,085   $   96,103   $   74,122   $    9,660

RATIO OF EARNINGS TO
FIXED CHARGES ...............................         25.1 X       14.5 X       11.9 X       14.2 X        7.5 X        1.3 X

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(1)  Effective December 31, 1998, the Company changed its fiscal year-end to
     December 31 of each year.